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                                                                       EXHIBIT 8


               [ARGUE PEARSON HARBISON & MYERS, LLP LETTERHEAD]


                                April 24, 1998



Omega Healthcare Investors, Inc.
905 W. Eisenhower Circle, Suite 110
Ann Arbor, MI 48103

                Re: TAX OPINION RE:  $50,000,000 SERIES B PREFERRED STOCK
                    $200,000,000 AGGREGATE OFFERING

Gentlemen:

        In connection with the Prospectus Supplement dated April 24, 1998 with respect to the issuance by Omega Healthcare Investors, Inc. of $50,000,000 of 8.625% Series B Preferred Stock, you have requested our opinion concerning whether the Company has been organized in conformity with the requirements for qualification as a real estate investment trust, and whether its proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").

        The opinion is based on various facts and assumptions. We have also been furnished with, and have relied upon, representations made by the Company with respect to certain factual matters through a certificate of an officer of the Company.

        Based on such facts, assumptions and representations, it is our opinion
(1) that the Company has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a real estate investment trust under the Code, and (2) the statements in the Prospectus Supplement dated April 24, 1998 set forth under the caption "Certain Federal Income Tax Considerations" to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and is accurate in all material respects. No opinion is expressed as to any matter not expressly addressed herein.

        This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and courts having jurisdiction over such matters, all of which are subject to change either prospectively or retrospectively. Also, any variation or difference in the facts from those set forth in the officer's certificate furnished to us may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed
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Omega Healthcare Investors, Inc.
April 24, 1998
Page 2

under the Code, the results of which have not and will not be reviewed by Argue Pearson Harbison & Myers, LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

        This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus Supplement.

                                        Very truly yours,

                                        ARGUE PEARSON HARBISON & MYERS, LLP

                                        ARGUE PEARSON HARBISON & MYERS, LLP









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